Exhibit 5.1
601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

March 3, 2025

GEN DIGITAL INC.
60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel for Gen Digital Inc., a Delaware corporation (the “Registrant”), in connection with the proposed registration by the Registrant of (i) up to 12,817,301 Contingent Value Rights (“CVRs”) and (ii) and up to 9,671,848 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) issuable thereunder, which includes the proxy statement/prospectus, initially filed on February 3, 2025, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is herein after referred to as the “Registration Statement.”

 The CVRs are to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 10, 2024, by and among the Registrant, Maverick Group Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the
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Gen Digital Inc. March 3, 2025 Page 2

Registrant, and MoneyLion Inc., a Delaware corporation (the “Merger Agreement”). In connection with the issuance of the CVRs, the Registrant will also enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with Computershare Inc. and its affiliate, Computershare Trust Company, N.A., together acting as rights agent. The CVRs, when issued in accordance with the Merger Agreement and the CVR Agreement, are referred to herein as the “Merger CVRs,” the issuance of the Merger CVRs is referred to herein as the “CVR Issuance.” The shares of Common Stock, when issued in accordance with the CVR Agreement, are referred to herein as the “Merger Shares,” and the issuance of the Merger Shares is referred to herein as the “Share Issuance,” and the Share Issuance together with the CVR Issuance is collectively referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached to the Registration Statement as Annex A and filed as Exhibit 2.1 to the Registration Statement; (ii) the form of the CVR Agreement attached to the Registration Statement as Annex B and filed as Exhibit 10.1 to the Registration Statement; (iii) the Registration Statement; (iv) the certificate of merger prepared pursuant to the Merger Agreement and to be filed with the Secretary of State of the State of Delaware prior to the Issuance; (v) the Amended and Restated Certificate of Incorporation (the “Charter”) of the Registrant, as amended through the date hereof; (vi) the Bylaws (the “Bylaws”) of the Registrant, as amended and restated through the date hereof; and (vii) the resolutions of the board of directors of the Registrant with respect to the Issuance (the “Resolutions”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, the due authorization, execution and delivery of all documents by the parties thereto (other than, with respect to due authorization, the Registrant) and that the CVR Agreement is a valid, binding and enforceable agreements of each party thereto (other than as expressly covered below in respect of the Registrant). We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(a)
when the Registration Statement becomes effective under the Securities Act and the Merger CVRs are issued and delivered in accordance with the terms of the Merger Agreement and the CVR Agreement and as contemplated by the Registration Statement, the Merger CVRs will constitute valid and binding obligations of the Registrant; and

(b)
when the Registration Statement becomes effective under the Securities Act and the Merger Shares are issued and delivered in accordance with the terms of the Merger Agreement and the CVR Agreement and as contemplated by the Registration Statement, the Merger Shares will be validly issued, fully paid and nonassessable.

Gen Digital Inc. March 3, 2025 Page 3

Our opinion in paragraph (a) is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Our advice is limited to the Delaware General Corporation Law. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP